Exhibit 5.1

February 24, 2017
Tesoro Logistics LP
19100 Ridgewood Parkway
San Antonio, Texas 78259

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-2784
United States

Tel +1 214 855 8000
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nortonrosefulbright.com

Re: Registration Statement No. 333-211863 - Issuance of 5,000,000 common units

Ladies and Gentlemen:

We have acted as special counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), in connection with the offering and sale by the Partnership of an aggregate of 5,000,000 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to an underwriting agreement dated February 21, 2017 (the “Underwriting Agreement”), by and among the Partnership, Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership, and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (collectively, the “Underwriters”). The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2016 (Registration No. 333-211863) (the “Registration Statement”).
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus Supplement dated February 21, 2017 to the Prospectus dated June 6, 2016 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Common Units.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Tesoro Logistics GP, LLC, the general partner of the Partnership, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the partnership agreement of the Partnership), and non-assessable, except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as Exhibit 5.1 to the Partnership’s Form 8-K filed on or about the date hereof and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that

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Tesoro Logistics LP February 24, 2017 Page 2

we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Norton Rose Fulbright US LLP
Norton Rose Fulbright US LLP